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                                                                 Exhibit 99.03

                          HOLLINGER INTERNATIONAL INC.

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                                 PRESS RELEASE
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                            HOLLINGER INC. (CANADA)
                      HOLLINGER INTERNATIONAL INC. (U.S.)
                                 PRESS RELEASE

FOR IMMEDIATE RELEASE

For information please call:

Peter Y. Atkinson                            Kenneth L. Serota
Vice President and General Counsel           Vice President -
Hollinger Inc. and                           Law & Finance and Secretary
Vice President                               Hollinger International Inc.
Hollinger International Inc.                 (312) 321-2206
(416) 363-8721

New York, New York, July 21, 1997 - Hollinger International (NYSE: HLR) ("Hollinger International"), the U.S. subsidiary of Hollinger Inc. ("Hollinger") (TSE, MSE, VSE: HLG: Nasdaq: HLGRF), announced today that it has settled the stockholders lawsuit brought against it, its directors and Hollinger Inc. last week in the Delaware Chancery Court. As a result of the settlement, the Company has made certain procedural and other modifications in the transactions to be acted upon at a special meeting of stockholders, none of which affects the fundamental nature of the transactions. The Company has today issued a Second Supplemental Proxy Statement reflecting the modifications that have been agreed to as part of the settlement. The Special Meeting, which had been scheduled for July 21, 1997, has been rescheduled for July 31, 1997. The Settlement is subject to final approval by the Court.

Hollinger International, through its subsidiaries and affiliated company, is a leading publishing of English-language newspapers in the United States, United Kingdom, Canada, and Israel. Included among the 163 paid daily newspapers that the company wholly owns or has an interest in are the Chicago Sun-Times, The Daily Telegraph (London) and The Ottawa Citizen. These 163 newspapers have a world-wide daily combined circulation of approximately 4,451,000. In addition, the company owns or has an interest in 441 non-daily newspapers as well as magazines and other publications.

Hollinger Inc. is a Canadian-based international newspaper company that, directly and through its subsidiaries and associated companies, is engaged primarily in the publishing, printing and distribution of newspapers and magazines in the United Kingdom, the United States, Canada and Israel. Hollinger holds 51.87% of the equity shares and 78.15% of the voting power in Hollinger International.

      For more information of Hollinger International Inc., free of charge, dial 1-800-PRO-INFO and enter the company code; "HLR"

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